UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (earliest event reported):   December 15, 2006

ORIENT-EXPRESS HOTELS LTD.

(Exact name of registrant as specified in its charter)

001-16017	98-0223493
(Commission file number)	(I.R.S. Employer Identification No.)

22 Victoria Street

Hamilton HMEX, Bermuda

(Address of principal executive offices)    (Zip Code)

441-295-2244

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2006, Orient-Express Hotels Ltd. (the “Company”) has entered into severance agreements dated as of December 1, 2006 with its President and Chief Executive Officer as well as nine of its Vice Presidents.

The severance agreement of the President and Chief Executive Officer provides that, in the event of a termination of his employment for any reason by him or the Company in connection with a change in control of the Company, he is to receive an amount equal to twice his annual compensation.

Each of the severance agreements with the Vice Presidents provides that, in the event of a termination of the employment of the Vice President (either by the Company without cause, or by the Vice President for good reason), in connection with a change in control of the Company, the Vice President is entitled to receive an amount equal to twice his or her annual compensation. The Vice Presidents’ severance agreements also provide that a termination of the Vice President’s employment generally requires not less than six months’ prior written notice, except that following a change in control, a termination by the Company requires not less than 30 days’ notice, and a termination by the Vice President requires not less than 15 days’, but not more than 60 days’, notice.  The severance agreements of the Company’s three Vice Presidents who are U.S. taxpayers also require the Company to pay any excise tax imposed pursuant to section 4999 of the U.S. Internal Revenue Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ORIENT-EXPRESS HOTELS LTD.

	By:	/s/ Paul M. White
Paul M. White
Vice President - Finance and
Chief Financial Officer
Date: December 15, 2006